Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-155234

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, no stated par value	30,705,000	$5.25	$161,201,250	$8,995.03

(1)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-155234 filed by the Registrant on November 7, 2008.

PROSPECTUS SUPPLEMENT
(to Prospectus dated November 7, 2008)

26,700,000 Shares

Common Stock

        We are offering 26,700,000 shares of our common stock. Our common stock is listed on The NASDAQ Global Select Market under the symbol "NPBC." On September 9, 2009, the closing sale price of our common stock was $5.75 per share as reported on The NASDAQ Global Select Market.

        Investing in our common stock involves risks. See "Risk Factors" on page S-9 of this prospectus supplement.

	Per share	Total

Public offering price	$5.25	$140,175,000

Underwriting discount	$0.2494	$6,658,980

Proceeds, before expenses, to us	$5.0006	$133,516,020

        The underwriters have the option to purchase up to an additional 4,005,000 shares of our common stock at the public offering price, less underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

        None of the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        The underwriters expect to deliver the common stock on or about September 15, 2009 only in book-entry form through the facilities of The Depository Trust Company.

Sole Book-Running Manager

Co-Managers

J.P. M O R G A N	K E E F E, B R U Y E T T E & W O O D S

The date of this prospectus supplement is September 9, 2009.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

        We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may sell any combination of securities described in the accompanying prospectus in one or more offerings from time to time. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Where You Can Find More Information" in this prospectus supplement.

        This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

        In this prospectus supplement, "National Penn", the "Company", "we", "us" and "our" refer to National Penn Bancshares, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

        As used in this prospectus supplement, the terms "Series B Preferred Stock" and "Warrant" refer to the 150,000 shares of National Penn's Series B Fixed Rate Cumulative Perpetual Preferred Stock having a liquidation preference of $1,000 per share and the warrant to purchase up to 1,470,588 shares of the National Penn's common stock at an initial exercise price of $15.30 per share, respectively, which we issued and sold to the U.S. Department of the Treasury, or the U.S. Treasury, on December 12, 2008 for an aggregate purchase price of $150 million in cash as part of the U.S. Treasury's Capital Purchase Program, or the CPP.

S-ii

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about National Penn and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "goal," "potential," "pro forma," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of National Penn and its subsidiaries. We caution our shareholders and other readers not to place undue reliance on such statements.

        Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in this prospectus supplement, in the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated in our quarterly reports on Form 10-Q, as well as the following:

  •
  Our branding and marketing initiatives may not be effective in building name recognition and customer awareness of our products and services.

  •
  We may be unable to differentiate ourself from our competitors by a higher level of customer service, as intended by our business strategy and other marketing initiatives.

  •
  Expansion of our product and service offerings may take longer, and may meet with more effective competitive resistance from others already offering such products and services, than expected. Additionally, new product development by new and existing competitors may be more effective, and take place more quickly, than expected.

  •
  We may be unable to attract, motivate, and/or retain key executives and other key personnel due to intense competition for such persons, our cost saving strategies, increased governmental oversight or otherwise.

  •
  Growth and profitability of our non-interest income or fee income may be less than expected, particularly as a result of current financial market conditions.

  •
  General economic or business conditions, either nationally or in the regions in which we do business, may continue to deteriorate or be more prolonged than expected, resulting in, among other things, a deterioration in credit quality, a reduced demand for credit, or a decision by us to reevaluate staffing levels or to divest one or more lines of business.

  •
  In the current environment of increased investor activism, including hedge fund investment policies and practices, shareholder concerns or actions due to stock price fluctuations may require increased management/board attention, efforts and commitments, which could require a shift in focus from business development and operations.

  •
  Current stresses in the financial markets may inhibit our ability to access the capital markets or obtain financing on acceptable terms.

S-iii

  •
  Repurchase obligations with respect to real estate mortgages sold in the secondary market could adversely affect our earnings.

  •
  Changes in consumer spending and savings habits could adversely affect our business.

  •
  Negative publicity with respect to any of our products or services, employees, directors or other associated individuals or entities whether legally justified or not, could adversely affect our reputation and business.

  •
  We may be unable to successfully manage the foregoing and other risks and to achieve our current short-term and long-term business plans and objectives.

        All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus supplement are expressly qualified in their entirety by the risk factors and cautionary statements contained in our Form 10-K for the year ended December 31, 2008, as updated in our quarterly reports on Form 10-Q. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary highlights basic information about us and this offering. This summary does not contain all of the information you should consider before making a decision to invest in our common stock. You should carefully read the sections titled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and the documents identified in the section titled "Where You Can Find More Information." We incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

 The Company

        We are a Pennsylvania business corporation and a registered bank holding company headquartered in Boyertown, Pennsylvania. We were incorporated in January 1982. We provide a diversified range of financial services, principally through our national bank subsidiary, National Penn Bank, and through Christiana Bank & Trust Company, a Delaware chartered bank with locations in Greenville and Wilmington, Delaware. Our financial services affiliates consist of National Penn Wealth Management N.A.; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, LLC; Institutional Advisors LLC; National Penn Leasing Company; National Penn Insurance Services Group, Inc.; and Caruso Benefits Group, Inc.

        We are one of the largest banking companies headquartered in eastern Pennsylvania. At June 30, 2009, we operated 119 community banking offices throughout 13 counties in eastern Pennsylvania, five community banking offices in Centre County, Pennsylvania, one community banking office in Cecil County, Maryland, and two community banking offices in Delaware.

        At June 30, 2009, National Penn had total assets of $9.76 billion, net loans and leases of $6.21 billion, total deposits of $6.81 billion, and total shareholders' equity of $1.22 billion.

Market Area

        We are headquartered in Boyertown, Berks County, Pennsylvania. Boyertown is located in eastern Berks County, which strategically positions us between Philadelphia to the southeast, Allentown and Bethlehem to the northeast, and Reading and Lancaster to the west.

        We serve communities throughout a 14-county market area in Pennsylvania—Berks, Bucks, Carbon, Centre, Chester, Delaware, Lancaster, Lehigh, Luzerne, Monroe, Montgomery, Northampton, Philadelphia and Schuylkill, as well as the Cecil County, Maryland area and the greater Wilmington area of New Castle County, Delaware. Within this geographic region, there are seven distinct market areas:

  •
  the Reading/Berks County area, an area in which the service industry is increasingly replacing the old-line manufacturing industry;

  •
  the greater Lehigh Valley area, consisting of Lehigh, Northampton, southern Carbon and Monroe Counties, also an area in which a growing service industry is replacing the old-line manufacturing industry;

  •
  the northeast Pennsylvania region, consisting of Luzerne, Schuylkill and northern Carbon Counties, a mix of urban, suburban and rural areas;

  •
  the five-county Philadelphia metropolitan area, consisting of Philadelphia and its suburbs in Bucks, Chester, Delaware and Montgomery Counties;

  •
  Lancaster County, an area with a significant agricultural economy;

  •
  Centre County, consisting of the State College/Bellefonte area; and

  •
  The greater Wilmington area of New Castle County, Delaware, an area with substantial industrial operations.

Business Strategy

        Our goal is to become the most highly regarded financial institution in the markets we serve. We intend to accomplish this goal by combining the sophisticated products and fee-based services of a major regional financial services company with the personal attention, service and responsiveness of a community bank holding company. We believe this strategy results in greater profitability than a typical community bank. Our strategic plan provides for us to operate within growth markets while performing at a profitability level which exceeds peer averages. Specifically, management is focused on diversification of revenue sources and increased market penetration in growing geographic areas through balanced acquisition and organic growth. The primary components of our business strategy are commercial banking, consumer banking, niche marketing, development of fee income, and enhanced customer service.

        Commercial Banking.    Commercial banking has been our historic and ongoing business focus. Our business customers tend to be small to middle market customers with annual gross revenues generally between $1 million and $100 million. Many of these customers require us to have a high degree of understanding of their business in order for us to be able to customize solutions to their financial requirements. We believe that this helps to distinguish us from our competitors. We offer a wide range of products including short-term loans for seasonal and working capital purposes, term loans secured by real estate and other assets, loans for construction and expansion needs, revolving credit plans, leveraged finance or business acquisition financing, interest rate derivatives and sophisticated cash management services. We also engage in commercial real estate lending, including loans to developers of both residential and commercial projects.

        Another important component of our commercial lending practice is our emphasis on small businesses and their unique needs. In order to serve small businesses better, National Penn Bank is an approved "SBA Preferred/Express Lender" by the U.S. Small Business Administration. Being a Preferred/Express Lender authorizes us to underwrite and approve qualifying small business loans without the prior approval of the Small Business Administration.

        Consumer Banking.    We offer a full range of deposit accounts, which include demand, NOW, money market, certificates of deposit and other checking and savings accounts. We also offer consumer loan products such as installment loans, home equity loans, residential mortgage loans, multi-family loans, educational loans and credit cards. In addition, we offer automated teller services through an inter-bank automated teller system, safe deposit and night depository facilities and Internet banking services, including on-line bill paying. The Company continues to focus its efforts in further development of retail products and services.

        Niche Marketing.    An important component of our business strategy is the development of business lines that give us higher margin opportunities. We are continually assessing the markets within which we operate in order to identify and seize upon opportunities where we believe a market segment is being under-served. Once identified, we focus on customizing solutions that are beneficial to the user and profitable to us.

        An example is our manufacturing specialty. The manufacturing specialty is a unique lending effort whose focus is on assisting manufacturing firms in solving industry-specific challenges. Our experienced bankers have industry-specific training or experience and can offer an array of resources to time-challenged business owners, through the manufacturing specialty's Solutions Network™ a database of National Penn professionals and other selected third-party resource providers who assist with financial and non-financial business challenges. Value-added areas include industry specific seminars, newsletters and websites.

        Other examples are our International Banking Group and our Government Banking Group. The International Banking Group provides for customer import, export and general documentary credit, foreign exchange and international payment needs. Our Government Banking Group serves the unique banking needs of local government entities such as school districts, municipalities and townships.

        Development of Fee Income.    In addition to generation of fee income through our commercial banking operations including mortgage lending, we have a number of specialized investment and insurance subsidiaries to develop fee income and to serve specific markets.

        We currently provide trust and investment management services through National Penn Wealth Management, N.A., our national trust company subsidiary, and Christiana Bank & Trust Company. We also provide investment management services through National Penn Capital Advisors, Inc. and Vantage Investment Advisors, LLC. Securities brokerage services are currently provided by a third party vendor, PrimeVest Financial Services, Inc., under the name "National Penn Investment Services." As of June 30, 2009, our wealth management group currently manages and/or advises approximately $8.13 billion for over 30,000 discretionary and nondiscretionary individual and corporate accounts.

        We currently provide insurance services (primarily property and casualty insurance) through National Penn Insurance Services Group, Inc. We also offer specialized employee benefits consulting services through Caruso Benefits Group, Inc. These companies currently serve over 15,000 customers.

        Enhanced Customer Service.    Our business strategy is supported by a strong delivery system that places greater emphasis on customer service. We have segmented our market into regions based primarily on geographic considerations. Each region is managed by a regional president who reports to our chief operating officer. This officer coordinates our sales and servicing efforts in order to effectively serve our current customers and gain new customers. The purpose of this initiative is to better leverage our centralized marketing and servicing efforts, thereby increasing sales of the wide range of products and services that we offer. We believe that this cross-functional approach leads to more responsive service for our customers who, in turn, reward us with more of their total financial services business.

        Our principal executive offices are located at Philadelphia and Reading Avenues, Boyertown, Pennsylvania 19512 (telephone number 800-822-3321). Our Internet address is http://www.nationalpennbancshares.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Internal and Independent Stress Tests

        During second quarter 2009, National Penn conducted an internal stress test based on the methodology of the tests that were recently administered to the nation's 19 largest banks by Federal banking regulators under the U.S. Treasury's Supervisory Capital Assessment Program but using lower loss rates based on National Penn's historic loan loss rates that were adjusted based on National Penn's knowledge of its loan portfolio, experience and current economic conditions.

        In conducting our internal stress test, National Penn assigned 2-year loss rates to specific loan portfolio components and compared the total estimated loss exposure to the resources available to cover the losses, notably loan loss reserves, future earnings and existing capital. Our internal stress test concluded that National Penn would have Tier 1 common equity greater than 4% of risk based assets after the completion of the stress test, the amount recommended by the U.S. Treasury.

        Additionally, National Penn reviewed a projected loan loss model prepared by SNL Financial, as an independent stress test of National Penn's loan portfolio. The SNL Financial methodology uses an assumed loan loss rate determined by SNL Financial using a peer group selected by National Penn. The SNL Financial stress test arrived at virtually the same estimated two-year loan losses as National Penn's internal analysis: approximately 3% of net loans charged off from the June 30, 2009 gross loan balance over the next two years. The projected loan loss rates were determined under the SNL Financial model by comparing National Penn's noncurrent loans (loans 30 to 89 days past due, 90+ days past due and nonaccrual) to the aggregate noncurrent loans of the peer group of companies identified in National Penn's most recent proxy statement, by loan type, and applying this relationship to the loss rate inputs. Guaranteed loans are excluded from the analysis by approximating the amount of noncurrent guaranteed loans, per loan category.

Revenue Enhancement/Cost Containment Initiatives

        In late June 2009, National Penn's board of directors approved a series of actions designed to enhance revenue, such as increasing commercial loan pricing, and reducing costs through actions such as community bank office and ATM rationalization and actions in the employee pay and benefits area. In taking these steps, National Penn's goal is to achieve a combination of cost reductions and revenue enhancements with at least $15 million in full year savings in 2010.

Capital Contribution to National Penn Bank

        On August 24, 2009, National Penn made a cash capital contribution to National Penn Bank, its principal banking subsidiary, of $42 million, improving each of its regulatory capital ratios.

The Offering

Common stock offered	26,700,000 shares (or 30,705,000 shares if the underwriters exercise in full their over-allotment option to purchase additional shares)
Common stock to be outstanding after this offering	122,369,580 shares (or 126,374,580 shares if the underwriters exercise in full their over-allotment option to purchase additional shares)(1).
Net proceeds

The net proceeds, after underwriting discount and estimated expenses, to us from the sale of the common stock offered will be approximately $133.1 million (or approximately $153.1 million if the underwriters exercise their over-allotment option in full).

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiaries, including National Penn Bank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt. We do not have any specific plans for acquisitions or other business combinations at this time. Among other things, we may also seek the approval of our regulators to repurchase the Series B Preferred Stock and the Warrant with the net proceeds of this offering and other cash available to us. We have not determined if, or when, we will seek the approval of our regulators to repurchase the Series B Preferred Stock and Warrant. Allocations of the net proceeds from this offering to specific purposes have not been made at the date of this prospectus supplement. See "Use of Proceeds."

NASDAQ Global Select Market symbol	NPBC
Risk factors

Investing in our common stock involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-9 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our common stock.

(1)
The number of shares of common stock outstanding immediately after the closing of this offering is based on 95,669,580 shares of common stock outstanding as of September 3, 2009, which excludes 6,795,912 shares of common stock issuable upon the exercise of outstanding stock options and the payment of restricted stock units in stock that have been issued under National Penn's equity compensation plans and 1,470,588 shares issuable upon exercise of the Warrant. If we raise "qualifying capital" of at least $150 million prior to December 31, 2009, then the number of shares of common stock underlying the Warrant will be reduced by 50%, or 735,294 shares. The proceeds from this offering will constitute "qualifying capital".

Summary Selected Consolidated Financial Information

        The following table sets forth summary historical consolidated financial information as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 (which has been derived from our audited consolidated financial statements), and as of and for the six months ended June 30, 2009 and 2008. The summary historical financial information as of and for the six months ended June 30, 2009 and 2008 is unaudited. The unaudited financial information as of and for the six months ended June 30, 2009 and 2008 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such periods. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations to be expected for the full year or any future period. The following summary selected consolidated financial information should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which have been filed with the SEC and are incorporated herein by reference.

	At or for the Year-to-Date Period Ended June 30,
			At or for the Year Ended December 31,
(Dollars in thousands, except share and per share data)
	2009	2008	2008	2007	2006	2005	2004
BALANCE SHEET
Total assets	$9,757,913	$9,241,355	$9,403,431	$5,824,421	$5,452,288	$4,603,389	$4,481,094
Total deposits	6,811,654	6,083,717	6,389,886	3,946,163	3,825,633	3,309,046	3,143,193
Loans and leases, net(1)	6,208,536	6,038,360	6,231,868	3,807,681	3,562,408	2,984,959	2,810,579
Total investment securities	2,157,339	1,943,438	1,919,889	1,381,021	1,261,882	1,091,714	1,189,803
Total shareholders' equity	1,216,623	1,046,395	1,179,995	563,947	542,869	447,668	430,426
Tangible common book value per share(2), (3)	5.05	5.79	5.45	5.83	5.25	5.29	4.92
Common book value per share(2), (3)	11.23	13.15	12.83	11.49	10.99	9.73	9.41
Total book value per share(2), (3)	12.74	13.15	14.62	11.49	10.99	9.73	9.41
Percent shareholders' equity to assets	12.47%	11.32%	12.54%	9.68%	9.96%	9.72%	9.61%
Trust and other assets under management	$8,133,044	$8,521,540	$7,912,771	$2,942,324	$2,620,076	$1,651,322	$1,284,264
EARNINGS(4)
Total interest income	$211,595	$229,906	$466,236	$335,473	$302,185	$242,586	$198,775
Total interest expense	92,089	107,214	213,498	179,453	148,826	93,937	60,493

Net interest income	119,506	122,692	252,738	156,020	153,359	148,649	138,282
Provision for loan and lease losses	55,025	7,121	32,497	7,832	2,541	3,200	4,800

Net interest income after provision for loan and lease losses	64,481	115,571	220,241	148,188	150,818	145,449	133,482
Other income	36,729	52,112	22,758	73,198	66,867	57,016	46,774
Other expenses	119,345	102,740	216,531	138,773	133,331	125,064	119,229

Income (loss) before income taxes	(18,135)	64,943	26,468	82,613	84,354	77,401	61,027
Income tax (benefit) expense	(14,386)	16,136	(5,803)	17,380	20,245	18,921	14,243

Net income (loss)	$(3,749)	$48,807	$32,271	$65,233	$64,109	$58,480	$46,784

Preferred dividends/accretion of preferred discount	(4,149)	—	417	—	—	—	—

Net income (loss) available to common shareholders	$(7,898)	$48,807	$31,854	$65,233	$64,109	$58,480	$46,784

	At or for the Year-to-Date Period Ended June 30,
			At or for the Year Ended December 31,
(Dollars in thousands, except share and per share data)
	2009	2008	2008	2007	2006	2005	2004
PERFORMANCE DATA
Cash dividends paid	$17,999	$22,335	$49,680	$32,534	$31,039	$27,973	$25,199
Dividend payout ratio	n/a	45.76%	155.96%	49.87%	48.42%	47.83%	53.86%
Return on average assets(5)	(0.08)%	1.16%	0.36%	1.16%	1.24%	1.29%	1.18%
Return on average common shareholders' equity(5)	(0.72)%	10.83%	3.3%	12.0%	12.6%	13.4%	12.9%
Return on average total shareholders' equity(5)	(0.64)%	10.83%	3.3%	12.0%	12.6%	13.4%	12.9%
Net interest margin(6)	3.16%	3.52%	3.47%	3.39%	3.55%	3.82%	4.06%
Staff—Full-time equivalents	1,825	1,816	1,780	1,171	1,197	1,141	1,098
PER SHARE DATA(2)
Basic earnings (loss) available to common shareholders	$(0.09)	$0.67	$0.42	$1.32	$1.31	$1.27	$1.08
Diluted earnings (loss) available to common shareholders	$(0.09)	$0.67	$0.42	$1.31	$1.29	$1.25	$1.06
Dividends paid in cash	$0.220	$0.340	$0.683	$0.660	$0.631	$0.608	$0.585
Dividends paid in stock	NONE	NONE	NONE	3%	3%	5-for-4 split	5-for-4 split
ASSET QUALITY RATIOS
Allowance for loan and lease losses to period end loans	1.56%	1.33%	1.33%	1.42%	1.61%	1.84%	2.00%
Allowance for loan and lease losses to non-performing assets	79.07%	360.80%	226.20%	359.20%	586.63%	461.66%	481.00%
Non-performing loans to total loans	1.95%	0.36%	0.56%	0.39%	0.24%	0.40%	1.42%
Net charge-offs to average loans(5)	1.28%	0.22%	0.49%	0.30%	0.09%	0.16%	0.10%
CAPITAL RATIOS
Total risk-based capital ratio	12.56%	10.59%	11.85%	10.81%	11.11%	11.88%	11.27%
Tier 1 risk-based capital ratio	11.31%	9.39%	10.65%	9.54%	9.77%	10.55%	10.02%
Tier 1 leverage ratio	8.80%	7.60%	8.50%	7.76%	7.79%	8.42%	7.84%
Tangible common equity to tangible assets ratio(7)	5.26%	5.32%	5.00%	5.16%	5.01%	5.54%	5.26%
SHARES AND SHAREHOLDERS
Average shares outstanding—basic(2)	84,523,069	72,352,538	76,185,375	49,344,066	48,915,813	45,967,537	43,281,824
Average shares outstanding—diluted(2)	84,523,069	73,086,087	76,740,859	49,908,327	49,790,155	46,731,039	44,227,935
Shareholders	8,609	7,841	8,003	4,910	4,946	4,374	4,316

(1)
Includes loans held for sale, net of allowance.

(2)
Restated to reflect 3% stock dividends in 2007 and 2006, and 5-for-4 stock splits in 2005 and 2004.

(3)
Total book value per share includes preferred stock. Common book value per share does not include preferred stock. Additionally, tangible common book value per share excludes goodwill and intangibles.

(4)
Results of operations are included for Christiana Bank & Trust for the period January 4, 2008 through December 31, 2008, KNBT Bancorp., Inc. for the period February 1, 2008 through December 31, 2008, the Nittany Financial Corp. acquisition for the period January 26, 2006 through December 31, 2006, and the People's First, Inc. acquisition for the period July 1, 2004 through December 31, 2004.

(5)
Ratios annualized for periods ended June 30, 2009 and 2008.

(6)
Full taxable equivalent basis, using a 35% effective tax rate.

(7)
Tangible common equity and tangible assets are non-GAAP financial measures calculated using GAAP amounts. We calculate tangible common equity by excluding the balance of goodwill, intangible assets and preferred equity from our calculation of shareholders' equity. We calculate tangible assets by excluding the balance of goodwill and other intangible assets from the calculation of risk-based capital ratios. Management believes that this is consistent with the treatment by bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures as calculated by other companies. A reconciliation of the non-GAAP ratio of tangible common equity to tangible assets is provided below.

	As of June 30,		As of December 31,
	2009	2008	2008	2007	2006	2005	2004
Shareholders' equity	$1,216,623	$1,046,395	$1,179,995	$563,947	$542,869	$447,668	$430,426
Goodwill	555,964	545,460	558,252	261,552	263,787	187,995	186,945
Other intangible assets, net	33,654	40,173	37,496	16,160	19,993	16,087	18,462

Tangible Equity	627,005	460,762	584,247	286,235	259,089	243,586	225,019
Preferred equity	144,517	—	144,076	—	—	—	—

Tangible Common Equity	$482,488	$460,762	$440,171	$286,235	$259,089	$243,586	$225,019

Total Assets	$9,757,913	$9,241,355	$9,403,431	$5,824,421	$5,452,288	$4,603,389	$4,481,094
Goodwill	555,964	545,460	558,252	261,552	263,787	187,995	186,945
Other intangible assets, net	33,654	40,173	37,496	16,160	19,993	16,087	18,462

Tangible Assets	$9,168,295	$8,655,722	$8,807,683	$5,546,709	$5,168,508	$4,399,307	$4,275,687

RISK FACTORS

        An investment in our common stock offered by this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the following risk factors in addition to the remainder of this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Special Note on Forward-Looking Statements."

Risks Associated with Our Business and Industry

National Penn may need to, or may be compelled to, raise additional capital in the future, but that capital may not be available when it is needed and on terms favorable to current shareholders.

        Federal banking regulators require National Penn and its banking subsidiaries to maintain adequate levels of capital to support their operations. These capital levels are determined and dictated by law, regulation and banking regulatory agencies. In addition, capital levels are also determined by National Penn's management and board of directors based on capital levels that they believe are necessary to support National Penn's business operations. At June 30, 2009, all three capital ratios for National Penn and each of its banking subsidiaries were above "well capitalized" levels under current bank regulatory guidelines. To be "well capitalized," banking companies generally must maintain a Tier 1 leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. However, National Penn's regulators may require it or its banking subsidiaries to operate with higher capital levels. For example, regulators recently have required competitor banks to attain a Tier 1 leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10%, and a total risk-based capital ratio of at least 12%. With the proceeds of this offering, National Penn intends to contribute $58 million to National Penn Bank, which would have resulted in pro-forma Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 8.60%, 11.06% and 12.30%, respectively, for National Penn Bank at June 30, 2009. If regulators require National Penn to maintain capital levels beyond its "well capitalized" level and if this offering is not successful, National Penn may have to reduce assets, seek alternative means to increase capital, or both.

        If National Penn raises capital through the issuance of additional shares of its common stock or other securities, it would likely dilute the ownership interests of current investors and could dilute the per share book value and earnings per share of its common stock. Please refer to the risk factor below titled "There may be future sales or other dilution of National Penn's equity, which may adversely affect the market price of National Penn's common stock." Furthermore, a capital raise through issuance of additional shares may have an adverse impact on the National Penn's stock price. New investors may also have rights, preferences and privileges senior to National Penn's current shareholders, which may adversely impact its current shareholders. National Penn's ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside of its control, and on its financial performance. Accordingly, National Penn cannot assure you of its ability to raise additional capital on terms and time frames acceptable to it or to raise additional capital at all. If National Penn cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect National Penn's operations, financial condition and results of operations.

Deteriorating credit quality, particularly in commercial, construction and real estate loans, has adversely impacted National Penn and may continue to adversely impact National Penn.

        Late in 2008, National Penn began to experience a downturn in the overall credit performance of its loan portfolio, as well as acceleration in the deterioration of general economic conditions. This deterioration, as well as a significant increase in national and regional unemployment levels and decreased sources of liquidity, are the primary drivers of the increased stress being placed on most borrowers and is negatively impacting their ability to repay. These conditions resulted in an increase in National Penn's loan loss reserves at June 30, 2009.

        National Penn expects credit quality to remain challenging and at elevated levels of risk for at least the remainder of 2009. Continued deterioration in the quality of National Penn's credit portfolio could significantly increase nonperforming loans, require additional increases in loan loss reserves, elevate charge-off levels and have a material adverse effect on National Penn's capital, financial condition and results of operations.

The results of the internal and independent stress tests that National Penn has conducted may not accurately predict the impact on National Penn if the condition of the economy were to continue to deteriorate more than assumed.

        National Penn recently conducted an internal stress test. This stress test was based on the methodology of the tests that were recently administered to the nation's 19 largest banks by the U.S. Treasury in connection with its Supervisory Capital Assessment Program. For its internal stress test, National Penn applied assumptions to estimate its credit losses, resources available to absorb those losses and any necessary additions to capital that would be required under a "more adverse" stress test scenario. These assumed loss rates were not as severe as those used by the U.S. Treasury. National Penn also reviewed a projected loan loss model made available by SNL Financial which used an assumed loan loss rate that differed from the rate used in National Penn's internal stress test and by the U.S Treasury.

        While National Penn believes it applied appropriate assumptions in performing its stress test, these assumptions may prove to be incorrect. The results of National Penn's stress test and the stress test performed by SNL Financial may not be comparable to the results of stress tests performed and publicly released by the U.S. Treasury, and the results of these tests may not be the same if they had been performed by the U.S. Treasury. Moreover, the results of the stress tests may not accurately reflect the impact on National Penn if the economy does not improve or continues to deteriorate. Any continued deterioration of the economy could result in credit losses significantly higher, with a corresponding impact on National Penn's resources and capital requirements, than those predicted by National Penn's stress tests.

National Penn's allowance for loan losses may prove inadequate or be negatively affected by credit risk exposure.

        National Penn depends on the creditworthiness of its customers. National Penn periodically reviews the adequacy of its allowance for loan losses, considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets. As a result of these considerations, National Penn has from time to time increased its allowance for loan losses, most recently for the quarter ended June 30, 2009, when it recorded a provision for loan losses of $37.5 million. The allowance for loan losses may not be adequate over time to cover credit losses because of unanticipated adverse changes to the economy caused by recession, inflation, unemployment or other factors beyond National Penn's control. Furthermore, bank regulators may require National Penn to make a provision for loan losses or otherwise recognize further loan charge-offs following their periodic review of National Penn's loan portfolio, underwriting procedures and allowance for loan losses. If the credit quality of National Penn's customer base materially decreases, if the risk profile of a market, industry or group of customers changes materially, or if the allowance for loan losses is not adequate, National Penn's business, financial condition, liquidity, capital and results of operations could be materially and adversely affected.

Because its operations are concentrated in eastern Pennsylvania, National Penn's performance and financial condition may be adversely affected by regional economic conditions and real estate values.

        National Penn's loan activities are largely based in 13 counties in eastern Pennsylvania. To a lesser extent, National Penn's deposit base is also generated from this area. As a result, National Penn's consolidated financial performance depends largely upon economic conditions in this eastern Pennsylvania region. Deteriorating local economic conditions during 2008 and the first three quarters of 2009 caused National Penn to experience an increase in loan delinquencies, an increase in the number of borrowers who defaulted on their loans and a reduction in the value of the collateral securing their loans. A continued downturn in this regional real estate market could further harm National Penn's financial condition and results of operations because of the geographic concentration of loans within this regional area and because a large percentage of its loans are secured by real property. If there is a further decline in real estate values, the collateral for National Penn's loans will provide less security. As a result, National Penn's ability to recover on defaulted loans by selling the underlying real estate will be diminished, and National Penn will be more likely to suffer losses on defaulted loans.

Declines in asset values may result in impairment charges and adversely impact the value of National Penn's investments, financial performance and capital.

        National Penn maintains an investment portfolio that includes, but is not limited to, municipal bonds and collateralized debt obligations. The market value of investments may be affected by factors other than the underlying performance of the issuer or composition of the bonds themselves, such as ratings downgrades, adverse changes in business climate and lack of liquidity for resales of certain investment securities. National Penn periodically, but not less than quarterly, evaluates investments and other assets for impairment indicators. National Penn may be required to record additional impairment charges if investments suffer a decline in value that is considered other-than-temporary. If National Penn determines that a significant impairment has occurred, National Penn would be required to charge against earnings the credit-related portion of the other than temporary impairment, which could have a material adverse effect on results of operations in the period in which the write-off occurs.

        Included in National Penn's investment portfolio is approximately $57 million in capital stock of the Federal Home Loan Bank of Pittsburgh owned by National Penn. This stock ownership is required of all Home Loan Bank members as part of the overall Home Loan Bank capitalization. The Home Loan Bank is experiencing a potential capital shortfall, has suspended its quarterly cash dividend, and could possibly require its members, including National Penn, to make additional capital investments in the Home Loan Bank. In order to avail itself of correspondent banking services offered by the Home Loan Bank, National Penn must remain a member of the Home Loan Bank. If the Home Loan Bank were to cease operations, or if National Penn were required to write-off its investment in the Home Loan Bank, National Penn's business, financial condition, liquidity, capital and results of operations may be materially and adversely affected.

National Penn may incur impairments to goodwill.

        At June 30, 2009, National Penn had $556 million recorded as goodwill. National Penn reviews its goodwill at least annually. Significant negative industry or economic trends, including the lack of recovery in the market price of National Penn's common stock, reduced estimates of future cash flows or disruptions to National Penn's business, could indicate that goodwill might be impaired. National

Penn's valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely on projections of future operating performance. National Penn operates in competitive environments and projections of future operating results and cash flows may vary significantly from actual results. If National Penn's analysis results in an impairment to its goodwill, National Penn would be required to record a non-cash charge to earnings in its financial statements during the period in which such impairment is determined to exist. Any such change could have a material adverse effect on National Penn's results of operations and our stock price.

Negative conditions in the general economy and financial services industry may limit National Penn's access to additional funding and adversely impact liquidity.

        An inability to raise funds through deposits, borrowings and other sources could have a substantial negative effect on National Penn's liquidity. National Penn's access to funding sources in amounts adequate to finance its activities could be impaired by factors that affect it specifically or the financial services industry in general. Factors that could detrimentally impact National Penn's access to liquidity sources include a decrease in the level of its business activity due to a market down turn or adverse regulatory action against it. National Penn's ability to borrow could also be impaired by factors that are nonspecific to National Penn, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole as evidenced by recent turmoil in the domestic and worldwide credit markets.

The impact of recently enacted legislation, proposed legislation, and government programs intended to stabilize the financial markets cannot be predicted at this time, and such legislation is subject to change.

        On October 3, 2008, the Emergency Economic Stabilization Act of 2008, or the EESA, was signed into law. Under EESA, the U.S. Treasury has the authority to, among other things, invest in financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. Pursuant to this authority, the U.S. Treasury announced its CPP, under which it is purchasing preferred stock and warrants in eligible institutions, including National Penn, to increase the flow of credit to businesses and consumers and to support the economy. In accordance with the terms of the CPP, National Penn issued to the U.S. Treasury shares of Series B Preferred Stock and the Warrant to purchase shares of its common stock for an aggregate purchase price of $150 million.

        Participation in the CPP subjects National Penn to increased oversight by the U.S. Treasury, regulators and Congress. On February 17, 2009, the EESA was amended by the American Recovery and Reinvestment Act of 2009, or the ARRA. The EESA, the ARRA and the rules issued under these acts contain executive compensation restrictions and corporate governance standards that apply to all CPP participants, including National Penn. For example, participation in the CPP imposes restrictions on National Penn's ability to pay cash dividends on, and to repurchase, its common stock. With regard to increased oversight, the U.S. Treasury has the power to unilaterally amend the terms of the CPP purchase agreement to the extent required to comply with changes in applicable federal law and to inspect National Penn's corporate books and records through its federal banking regulator. In addition, the U.S. Treasury has the right to appoint two persons to National Penn's board of directors if National Penn misses dividend payments for six dividend periods, whether or not consecutive, on the preferred stock. The EESA, the ARRA and the related rules subject National Penn to restrictions on executive compensation that are complex, far-reaching, and unprecedented, and that could materially affect National Penn's ability to attract, motivate, and/or retain key executives and other key personnel. In addition, National Penn is now required to submit its executive compensation program to an advisory (non-binding) shareholder vote.

        Congress has held hearings on implementation of the CPP and the use of funds and may adopt further legislation impacting financial institutions that have obtained funding under the CPP or changing lending practices that legislators believe led to the current economic situation. Although it is unclear what, if any, additional legislation will be enacted into law or rules will be issued, certain laws or rules may be enacted or imposed administratively by the U.S. Treasury that could further restrict National Penn's operations or increase governmental oversight of its businesses and its corporate governance practices. The Special Inspector General for the Troubled Asset Relief Program, or TARP, has requested information from CPP and other TARP participants, including a description of past and anticipated uses of the TARP funds and plans for addressing executive compensation requirements under the CPP. National Penn and other CPP participants are also required to submit monthly reports about their lending and financial intermediation activities to the U.S. Treasury. It is unclear at this point what the ramifications of such disclosure are or may be in the future.

        The ultimate impact that EESA, the ARRA and their implementing regulations, or any other legislation or governmental program, will have on the financial markets is unknown at this time. The failure of the financial markets to stabilize and a continuation or worsening of current financial market conditions could materially and adversely affect National Penn's business, results of operations, financial condition, access to funding and the trading price of National Penn's common stock.

Governmental regulation, legislation and accounting industry pronouncements could adversely affect National Penn.

        In addition to the EESA and the ARRA, National Penn and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of National Penn and its subsidiaries. This regulatory scheme, which is primarily intended to protect consumers, depositors and the government's deposit insurance funds and to accomplish other governmental policy objectives (e.g., combating terrorism), is expected to change—perhaps significantly—following the Obama administration's June 2009 financial regulatory reform proposal. In addition, National Penn is subject to changes in accounting rules and interpretations. National Penn cannot predict what effect any presently contemplated or future changes in financial market regulation or accounting rules and interpretations will have on National Penn. Any such changes may negatively affect National Penn's financial performance, its ability to expand its products and services and/or to increase the value of its business and, as a result, could be materially adverse to National Penn's shareholders.

Competition from other financial institutions may adversely affect National Penn's profitability.

        National Penn's banking subsidiaries face substantial competition in originating loans, both commercial and consumer. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of National Penn's competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. Additionally, several of National Penn's banking competitors are large financial institutions that have received multi-million or multi-billion dollar infusions of capital from the U.S. Treasury or other support from federal programs, which has strengthened their balance sheets and enhanced their ability to withstand the uncertainty of the current economic environment. Intensified competition from these institutions could reduce National Penn's net income by decreasing the number and size of loans that National Penn's subsidiaries originate and the interest rates they may charge on these loans.

        In attracting business and consumer deposits, National Penn's banking subsidiaries face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of National Penn's competitors enjoy advantages, including greater financial resources (from participation in the CPP or otherwise), more aggressive marketing campaigns and better brand recognition and more branch locations. These competitors may offer higher interest rates than National Penn, which could decrease the deposits that National Penn attracts or require National Penn to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect National Penn's ability to generate the funds necessary for lending operations. As a result, National Penn may need to seek other sources of funds that may be more expensive to obtain and could increase National Penn's cost of funds.

        National Penn's banking and non-banking subsidiaries also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies and governmental organizations which may offer more favorable terms. Some of National Penn's non-bank competitors are subject to less extensive regulations than those governing National Penn's banking operations. As a result, such non-bank competitors may have advantages over National Penn's banking and non-banking subsidiaries in providing financial products and services. This competition may reduce or limit National Penn's margins on banking and non-banking services, reduce its market share and adversely affect its earnings and financial condition.

        National Penn's subsidiaries face intense competition with various other financial institutions for the attraction and retention of key personnel, specifically those who generate and maintain National Penn's customer relationships. These competitors may not be subject to the limitations on executive compensation imposed under the EESA and the ARRA, may not be subject to federal taxation, and may offer greater compensation and other benefits, which could result in the loss of potential and/or existing key personnel, including the loss of potential and/or existing substantial customer relationships.

Variations in interest rates may negatively affect National Penn's financial performance.

        Changes in interest rates may reduce profits. The primary source of income for National Penn currently is the differential, or the net interest spread, between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and re-pricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to repay their obligations. In a declining interest rate environment, National Penn may be unable to re-price deposits downward in the same magnitude and/or with the same timing as the movement in its interest-sensitive assets. Accordingly, changes in levels of market interest rates, whether upward or downward, could materially adversely affect National Penn's net interest spread, loan origination volume, asset quality and overall profitability.

National Penn is subject to certain risks in connection with its strategy of growing through mergers and acquisitions.

        Mergers and acquisitions have contributed significantly to National Penn's growth in the past 18 years, and continue to be a key component of its business model. Accordingly, it is possible that National Penn could acquire other financial institutions, financial service providers or branches of banks in the future. National Penn's ability to engage in future mergers and acquisitions depends on its ability to identify suitable merger partners, finance and complete such transactions on acceptable terms and at acceptable price, and its ability to receive the necessary regulatory approvals and, when required, shareholder approval. National Penn's success also depends on, among other things, its ability to realize anticipated cost savings and revenue enhancements from acquisitions and to combine the businesses of the acquired companies in a manner that permits growth without materially disrupting existing customer relationships or resulting in decreased revenues due to loss of customers. If National Penn is not able to successfully achieve these objectives, the anticipated benefits of such acquisitions may not be realized fully or at all or may take longer to realize than expected. Additionally, if the integration efforts following acquisitions are not successfully managed, the failure of these integration efforts could result in loan losses, deposit attrition, operating costs, loss of key employees, disruption of National Penn's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect National Penn's ability to maintain relationships with customers and employees or to achieve the anticipated benefits of such acquisitions or result in unanticipated losses.

If National Penn's information systems are interrupted or sustain a breach in security, those events may negatively affect National Penn's financial performance and reputation.

        In conducting its business, National Penn relies heavily on its information systems. Maintaining and protecting those systems is difficult and expensive, as is dealing with any failure, interruption or breach in security of these systems, whether due to acts or omissions by National Penn or by a third party and whether intentional or not. Any such failure, interruption or breach could result in failures or disruptions in National Penn's customer relationship management, general ledger, deposit, loan and other systems. The policies, procedures and technical safeguards put in place by National Penn to prevent or limit the effect of any failure, interruption or security breach of its information systems may be insufficient to prevent or remedy the effects of any such occurrences. The occurrence of any failures, interruptions or security breaches of National Penn's information systems could damage National Penn's reputation, result in a loss of customer business and data, subject National Penn to additional regulatory scrutiny, or expose National Penn to civil litigation and possible financial liability, any of which could have a material adverse effect on National Penn's financial condition and results of operations.

If National Penn's information technology is unable to keep pace with its growth or industry developments, National Penn's financial performance may suffer.

        Effective and competitive delivery of National Penn's products and services is increasingly dependent upon information technology resources and processes, both those provided internally as well as those provided through third party vendors. In addition to better serving customers, the effective use of technology increases efficiency and enables National Penn to reduce costs. National Penn's future success will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services to enhance customer convenience, as well as to create additional efficiencies in its operations. Many of National Penn's competitors have greater resources to invest in technological improvements. Additionally, as technology in the financial services industry changes and evolves, keeping pace becomes increasingly complex and expensive for National Penn, and National Penn's need to attract, retain and motivate qualified personnel becomes increasingly critical, particularly as National Penn may complete future acquisitions and enter new markets. There can be no assurance that National Penn will be able to effectively implement new technology-driven products and services, which could reduce its ability to compete effectively.

National Penn's internal control systems are inherently limited.

        National Penn's system of internal controls, disclosure controls and corporate governance policies and procedures is inherently limited. As of December 31, 2008, National Penn had identified certain control deficiencies that, in combination, constituted a material weakness. The inherent limitations of National Penn's system of internal controls include the realities that judgments in decision-making can be faulty, breakdowns can occur because of simple errors or mistakes and controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitation of a cost-effective control system, misstatements due to error or fraud may occur and may not be detected, which may have an adverse effect on National Penn's business, results of operations or financial condition. Additionally, any plans of remediation for any identified weaknesses may be ineffective in improving National Penn's internal controls.

Risks Related to This Offering and the Ownership of Our Common Stock

The price of National Penn's common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

        Stock price volatility may make it difficult for you to resell your common stock when you want and at prices you find attractive. National Penn's stock price can fluctuate significantly in response to a variety of factors including, among other things:

  •
  Actual or anticipated variations in quarterly results of operations;

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  Recommendations by securities analysts;

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  Operating and stock price performance of other companies that investors deem comparable to National Penn;

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  News reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

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  Perceptions in the marketplace regarding National Penn and/or its competitors;

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  New technology used, or services offered, by competitors;

  •
  Significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving National Penn or its competitors;

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  Failure to integrate acquisitions or realize anticipated benefits from acquisitions;

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  Changes in government regulations; and

  •
  Geopolitical conditions such as acts or threats of terrorism or military conflicts.

        General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.

The trading volume of National Penn's common stock is less than that of other larger financial services companies which may adversely affect the price of National Penn's common stock.

        Although National Penn's common stock is traded on The NASDAQ Global Select Market, the trading volume in National Penn's common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of National Penn's common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which National Penn has no control. Given the lower trading volume of National Penn's common stock, significant sales of National Penn's common stock, or the expectation of these sales, could cause the price of National Penn's common stock to fall.

There may be future sales or other dilution of National Penn's equity, which may adversely affect the market price of National Penn's common stock.

        Except as described under "Underwriting", National Penn is not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. National Penn is currently authorized to issue up to 250 million common shares, of which 95,669,580 shares were outstanding as of September 3, 2009 and 122,369,580 shares will be outstanding after giving effect to this offering (excluding exercise of the underwriters' over-allotment option), and up to one million shares of preferred stock, none of which shares are outstanding other than 150,000 shares of Series B Preferred Stock. In addition, 3,099,769 shares are available for purchase under National Penn's Dividend Reinvestment and Stock Purchase Plan and its Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows employee shareholders to purchase shares of National Penn common shares at a 10% discount from market value. 10,909,522 shares are issuable upon the vesting of restricted stock units and/or exercise of stock options that have been, or stock options, stock appreciation rights, stock awards and restricted stock that may be, issued under National Penn's equity compensation plans. The U.S. Treasury may, at its option, exercise the Warrant to purchase 1,470,588 of National Penn's common shares. Should the U.S. Treasury exercise its Warrant or should National Penn experience strong participation in the Employee Stock Purchase Plan or the Dividend Reinvestment and Stock Purchase Plan, the issuance of the required shares of common stock will dilute the ownership of National Penn's shareholders and could depress our stock price. National Penn also has the ability to issue an unlimited amount of securities including common stock, preferred stock, debt securities, depositary shares and securities warrants, from time to time at prices and on terms to be determined at the time of sale under an active shelf registration statement, which it filed with the SEC on November 7, 2008. National Penn's board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other shareholders.

        In addition, National Penn may decide to repurchase the Series B Preferred Stock issued to the U.S. Treasury in connection with National Penn's participation in the CPP. To repurchase the preferred stock, National Penn is required to obtain the approval of National Penn's primary federal regulator which may require National Penn to raise capital in addition to the capital raised in this offering prior to repurchasing the Series B Preferred Stock. Should National Penn choose to raise capital by selling shares of common stock for any reason, including, without limitation, for the purpose of repurchasing its Series B Preferred Stock or for increasing its regulatory capital, the issuance would have a dilutive effect on National Penn's other shareholders and could have a material negative effect on the market price of National Penn's common stock.

National Penn's common stock is equity and is subordinate to its existing and future indebtedness and the Series B Preferred Stock and effectively subordinated to all the indebtedness and other non-common equity claims against National Penn's subsidiaries.

        National Penn's shares of common stock are equity interests in National Penn and do not constitute indebtedness. Accordingly, National Penn's common stock will rank junior to all of National Penn's indebtedness and to other non-equity claims on National Penn with respect to assets available to satisfy claims on National Penn. Additionally, holders of National Penn's common stock are subject to the prior dividend and liquidation rights of holders of National Penn's Series B Preferred Stock. Furthermore, National Penn's right to participate in a distribution of assets upon any of its subsidiaries' liquidation or reorganization is subject to the prior claims of that subsidiary's creditors, including holders of Series B Preferred Stock. The Series B Preferred Stock held by the U.S. Treasury has an aggregate liquidation preference of $150 million. The terms of the Series B Preferred Stock currently prohibit National Penn from paying dividends with respect to its common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the Series B Preferred Stock have been paid.

        In addition, National Penn's right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of National Penn's claims as a creditor of such subsidiary may be recognized. As a result, National Penn's common stock will effectively be subordinated to all existing and future liabilities and obligations of National Penn's subsidiaries. At June 30, 2009, National Penn's total deposits and borrowings were approximately $8.47 billion.

National Penn relies on dividends it receives from its subsidiaries, may further reduce or eliminate the cash dividends on its common stock, and is subject to restrictions on its ability to declare or pay dividends and repurchase shares of common stock.

        As a bank holding company, National Penn's ability to pay dividends depends primarily on its receipt of dividends from its direct and indirect subsidiaries. Its principal bank subsidiary, National Penn Bank, is National Penn's primary source of dividends. Dividend payments from National Penn Bank and Christiana Bank & Trust Company are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by bank regulatory agencies. The ability of National Penn Bank and Christiana Bank & Trust Company to pay dividends is also subject to profitability, financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. As of June 30, 2009, National Penn Bank and Christiana Bank & Trust Company had the ability to pay $2.3 million and $870,000 in dividends to National Penn without prior regulatory approval. There is no assurance that National Penn Bank, Christiana Bank & Trust Company and/or National Penn's other subsidiaries will be able to pay dividends in the future.

        In July 2009, National Penn's board of directors approved a third quarter 2009 cash dividend of $0.05 per share, which was the same amount paid in the second quarter of 2009. The board reduced the common stock cash dividend following the first quarter 2009 to preserve capital and strengthen National Penn's tangible common equity levels. There can be no assurance that National Penn will pay dividends to its shareholders in the future, or if dividends are paid, that National Penn will increase its dividend to historical levels or otherwise. National Penn's ability to pay dividends to its shareholders is not only subject to limitations imposed by the terms of the CPP, but also to guidance issued by the Board of Governors of the Federal Reserve System, or the Federal Reserve. Under this guidance, bank holding companies like National Penn are advised to consult in advance with the Federal Reserve before declaring dividends, and to strongly consider reducing, deferring or eliminating dividends, in certain situations—for example, when declaring or paying a dividend that would exceed earnings for the fiscal quarter for which the dividend is being paid, or when declaring or paying a dividend that could result in a material adverse change to the organization's capital structure. Importantly, this Federal Reserve guidance is relevant not only to dividends paid on National Penn's common stock, but also to those payable in respect of National Penn's preferred stock held by the U.S. Treasury. National Penn's failure to pay dividends on its preferred stock or common stock could have a material adverse effect on its business, operations, financial condition, access to funding and the market price of its common stock.

        Under the terms of National Penn's purchase agreement with the U.S. Treasury pursuant to which National Penn issued the Series B Preferred Stock and the Warrant, National Penn's ability to declare or pay dividends on any of its stock is restricted. Specifically, National Penn may not declare dividend payments on common, junior preferred or pari passu preferred stock if it is in arrears on the dividends on the Series B Preferred Stock. Further, National Penn may not increase the dividends on its common stock above $0.17 per share, without the U.S. Treasury's approval until December 12, 2011 unless all of the Series B Preferred Stock has been redeemed or transferred.

        National Penn's ability to repurchase its common stock is also restricted under the terms of the purchase agreement with the U.S. Treasury. The U.S. Treasury's consent generally is required for National Penn to make any stock repurchases until December 12, 2011 unless all of the Series B Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred shares may not be repurchased if National Penn is in arrears on the Series B Preferred Stock dividends.

There can be no assurance that National Penn will repurchase the Series B Preferred Stock and the Warrant or that National Penn's regulators would approve such redemption and repurchase.

        National Penn has not determined if or when it will seek the approval of its regulators to repurchase the Series B Preferred Stock and the Warrant. Such repurchases may be made with the proceeds from this offering, as described in "Use of Proceeds," and are subject to regulatory approval. There can be no assurance when or if the Series B Preferred Stock and Warrant can be repurchased or what the redemption price for the Warrant will be. Until such time as the Series B Preferred Stock and the Warrant is repurchased, National Penn will remain subject to the terms and conditions set forth in the purchase agreement with the U.S. Treasury, the Series B Preferred Stock and the Warrant, which, among other things, require National Penn to obtain regulatory approval to pay dividends on its common stock in excess of $0.17 per share and, with some exceptions, to repurchase its common stock. Further, National Penn's continued participation in the CPP subjects it increased regulatory and legislative oversight. See the risk factor titled "The impact of recently enacted legislation, proposed legislation, and government programs intended to stabilize the financial markets cannot be predicted at this time, and such legislation is subject to change."

An investment in National Penn's common stock is not an insured deposit.

        National Penn's common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, or FDIC, any other deposit insurance fund or by any other public or private entity. Investment in National Penn's common stock is inherently risky for the reasons described in this "Risk Factors" section and elsewhere in this prospectus supplement and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire National Penn's common stock, you may lose some or all of your investment.

USE OF PROCEEDS

        The net proceeds from the sale of the common stock offered hereby are estimated to be approximately $133.1 million (approximately $153.1 million if the underwriters exercises in full their over-allotment option to purchase additional shares of common stock), after deduction of estimated offering expenses and the underwriters' discount.

        We intend to use the net proceeds from this offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiaries, including National Penn Bank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt. National Penn does not have any specific plans for acquisitions or other business combinations at this time. Among other things, we may also seek the approval of our regulators to repurchase the Series B Preferred Stock and the Warrant with the net proceeds of this offering and other cash available to us. We have not determined if, or when, we will seek the approval of our regulators to repurchase the Series B Preferred Stock and Warrant. Allocations of the net proceeds to specific purposes have not been made at the date of this prospectus supplement.

CAPITALIZATION

        The following table sets forth our actual consolidated capitalization as of June 30, 2009, and our consolidated capitalization as adjusted to give effect to the issuance of common shares of under this prospectus supplement and the accompanying prospectus at an offering price of $5.25 per share. The as adjusted capitalization assumes no exercise of the underwriters' over-allotment option.

        The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the period ended June 30, 2009, as well as financial information in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At June 30, 2009
(dollars in thousands, except share data)	Actual	As Adjusted
	(Unaudited)
Long-term debt
Federal Home Loan Bank borrowings	$842,169	$842,169
Subordinated debentures	129,827	129,827

Total long-term debt	971,996	971,996
Shareholders' equity
Preferred stock, no stated par value; authorized 1,000,000 shares, Series A—none issued Series B—$1,000 liquidation preference, 5% cumulative; 150,000 shares issued and outstanding	144,517	144,517
Common stock, no stated par value; authorized 250,000,000 shares 95,507,091 shares issued and outstanding, actual; 122,207,091 shares issued and outstanding, as adjusted(1)	1,072,921	1,206,037
Retained earnings	52,143	52,143
Accumulated other comprehensive loss	(52,958)	(52,958)

Total shareholders' equity	1,216,623	1,349,739

Total capitalization	$2,188,619	$2,321,735

Per common share
Common book value per share	$11.23	$9.86
Tangible common book value per share	$5.05	$5.04
Capital ratios
Tier 1 leverage ratio	8.80%	10.10%
Tier 1 risk-based capital ratio	11.31%	13.16%
Total risk-based capital ratio	12.56%	14.42%
Tangible common equity to tangible assets(2)	5.26%	6.62%

(1)
The gross proceeds of $140,175,000 have been reduced by estimated issuance costs of $7,058,980, resulting in net proceeds to the Company of $133,116,020.

(2)
Tangible common equity to tangible assets is a ratio of non-GAAP financial measures calculated using GAAP amounts. See note 7 to "Summary Selected Consolidated Financial Information."

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on The NASDAQ Global Select Market under the symbol "NPBC". The following table sets forth, for the quarterly periods indicated, the high and low closing sale price per share of the common stock as reported on The NASDAQ Global Select Market and the cash dividends declared on National Penn's common stock, during the periods indicated, after giving retroactive effect to a 3% stock dividend at September 28, 2007.

	High	Low	Cash Dividends Declared per Common Share
2007
First Quarter	$20.01	$17.16	$0.1626
Second Quarter	18.85	16.19	0.1626
Third Quarter	18.83	14.11	0.1626
Fourth Quarter	17.76	14.18	0.1700
2008
First Quarter	$19.11	$13.71	$0.1700
Second Quarter	19.10	13.28	0.1700
Third Quarter	18.00	11.68	0.1700
Fourth Quarter	17.14	11.50	0.1725
2009
First Quarter	$13.74	$5.77	$0.1700
Second Quarter	10.27	3.56	0.0500
Third Quarter (through September 9, 2009)	5.86	3.93	0.0500

        On September 9, 2009, the last reported sale price of our common stock was $5.75 per share. On September 3, 2009, we had 8,654 holders of record of our common stock and there were 95,669,580 shares of our common stock outstanding.

        The Trust Preferred Securities of NPB Capital Trust II are reported on NASDAQ's Global Select Market under the symbol "NPBCO". These securities have a par value of $25.00 and the preferred dividend is payable at an annual fixed rate of 7.85%.

 DIVIDEND POLICY

        We currently pay cash dividends on our common stock on a quarterly basis. However, declaration of dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. National Penn's ability to pay dividends depends primarily on its receipt of dividends from its direct and indirect subsidiaries. Its principal bank subsidiary, National Penn Bank, is National Penn's primary source of dividends. Dividend payments from National Penn Bank and Christiana Bank & Trust Company are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by bank regulatory agencies. The ability of National Penn Bank and Christiana Bank & Trust Company to pay dividends is also subject to profitability, financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. In July 2009, National Penn's board of directors approved a third quarter 2009 cash dividend of $0.05 per share, the same as for the second quarter of 2009. The board reduced the common stock cash dividend following the first quarter 2009 to preserve capital and strengthen National Penn's tangible common equity levels.

        Under the terms of National Penn's purchase agreement with the U.S. Treasury pursuant to which National Penn issued the Series B Preferred Stock and the Warrant, National Penn's ability to declare or pay dividends on any of its shares is restricted. Specifically, National Penn may not declare dividend payments on common, junior preferred or pari passu preferred shares if it is in arrears on the dividends on the Series B Preferred Stock. Further, National Penn may not increase the dividends its our common stock above $0.17 per share, without the U.S. Treasury's approval until the December 12, 2011 unless all of the Series B Preferred Stock has been redeemed or transferred.

        National Penn's ability to pay dividends to its common shareholders is not only subject to limitations imposed by the terms of the CPP, but also to guidance issued by the Federal Reserve. Under this guidance, bank holding companies like National Penn are advised to consult in advance with the Federal Reserve before declaring dividends and to strongly consider reducing, deferring or eliminating dividends, in certain situations—for example, when declaring or paying a dividend that would exceed earnings for the fiscal quarter for which the dividend is being paid, or when declaring or paying a dividend that could result in a material adverse change to the organization's capital structure. Importantly, this Federal Reserve guidance is relevant not only to dividends paid on National Penn's common stock, but also to those payable in respect of National Penn's preferred stock held by U.S. Treasury. National Penn is also subject to certain limitations under the Pennsylvania Business Corporation Law, which prohibits payment of dividends if a corporation would be unable to pay its debts as they become due, or the total assets of the corporation would be less than the sum of its total liabilities.

 DESCRIPTION OF CAPITAL STOCK

        The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our articles of incorporation, as amended and restated, and our bylaws, as amended, copies of which have been filed with the SEC and are also available upon request from us, as well as applicable provisions of Pennsylvania law.

        The authorized capital stock of National Penn consists of 250,000,000 shares of common stock with no stated par value, and 1,000,000 shares of Preferred Stock with no stated par value of which 35,000 shares are Series A Preferred Stock, and 150,000 shares are Series B Preferred Stock. As of September 3, 2009, there were 95,669,580 shares of common stock issued and outstanding, no shares of Series A Preferred Stock issued or outstanding and 150,000 shares of Series B Preferred Stock issued and outstanding.

Common Stock

        The holders of our common stock share ratably in dividends when, as and if declared by our board of directors from legally available funds. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods. Declaration and payment of cash dividends depends upon cash dividend payments to National Penn by our direct and indirect subsidiaries, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, the right of National Penn, and consequently the right of creditors and shareholders of National Penn, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of National Penn in its capacity as a creditor may be recognized.

        Each holder of shares of common stock has one vote on all matters submitted to a vote at any meeting of shareholders. Shareholders cannot cumulate votes in the election of directors. The board of directors is divided into three classes as nearly equal in size as the total number of directors constituting the board permits. Our directors are elected to three-year terms, with the term of office of one class expiring each year. Our shareholders annually elect only one of the three classes. The affirmative vote of the holders of at least two-thirds of the outstanding shares then entitled to be voted in an election of directors is required to amend or repeal, or to adopt any provision inconsistent with National Penn's classified board system. This method of election could be considered an impediment for a takeover of control of National Penn by third parties.

        Holders of our common stock do not have pre-emptive rights to acquire any additional shares of National Penn common stock. Our common stock is not subject to redemption.

        In the event of our liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of National Penn common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of the Series B Preferred Stock or any class of series of National Penn preferred stock outstanding at the time of liquidation.

        As part of its purchase of the Series B Preferred Stock, on December 12, 2008 the U.S. Treasury was issued the Warrant, which grants the U.S. Treasury the right to purchase 1,470,588 shares of common stock at an initial exercise price of $15.30 per share. The Warrant provides for the adjustment of the exercise price and the number of common shares issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of our common shares, and upon certain issuances of our common shares (except in certain permitted transactions, including registered offerings such as this one) at or below a specified price relative to the initial exercise price. The Warrant expires ten years from the issuance date. If, on or prior to December 31, 2009, we receive aggregate gross cash proceeds of not less than $150 million from "qualified equity offerings", the number of common shares issuable pursuant to the U.S. Treasury's exercise of the Warrant will be reduced by one-half of the original number of shares, taking into account all adjustments, underlying the Warrant. Pursuant to the purchase agreement, the U.S. Treasury has agreed not to exercise voting power with respect to any common shares issued upon exercise of the Warrant. Under the ARRA, the Warrant would be liquidated upon our repurchase of the Series B Preferred Stock.

Series B Preferred Stock

        On December 12, 2008, pursuant to the U.S. Treasury's Capital Purchase Program, we issued to the U.S. Treasury 150,000 shares of Series B Preferred Stock, having a liquidation amount per share equal to $1,000 for a total price of $150 million. The Series B Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Under the ARRA, we may repurchase the Series B Preferred Stock at any time, subject to the approval of our primary federal regulator. After three years, we may, at our option, repurchase the Series B Preferred Stock at par value plus accrued and unpaid dividends. The Series B Preferred Stock is generally non-voting, but does have the right to vote as a class on the issuance of any preferred stock ranking senior, any change in its terms or any merger, exchange or similar transaction that would materially and adversely affect its rights. The holder(s) of Series B Preferred Stock also have the right to elect two directors if dividends have not been paid for six dividend periods, whether or not consecutive. Such right to elect directors will end when all accrued and unpaid dividends on all outstanding shares of Series B Preferred Stock for all past dividend periods have been paid in full. Prior to December 12, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or redeem common shares or any other capital stock except in limited circumstances. We may not redeem the Series B Preferred Stock without necessary bank regulatory approval.

Restriction on Transactions with Interested Shareholders

        Except as set forth below, the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders of National Penn are entitled to cast is required to approve any of the following:

  •
  any merger or consolidation of National Penn with or into any other corporation;

  •
  any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of National Penn pursuant to a vote of shareholders;

  •
  any sale, lease, exchange or other transfer of all, or substantially all, of the assets of National Penn to any other corporation, person or entity; or

  •
  any transaction similar to, or having similar effect as, any of the foregoing transactions,

if, in any such case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock entitled to cast more than 5% of the votes which all shareholders of National Penn are then entitled to cast (hereinafter referred to as an Interested Shareholder).

        If any of the transactions identified above is with a corporation, person or entity that is not an Interested Shareholder, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of the Company are entitled to cast is required to approve any such transactions.

        The board of directors has the power and duty to determine on the basis of information known to the board of directors, if and when such other corporation, person or entity is an Interested Shareholder and if any transaction is similar to, or has a similar effect as, any of the transactions identified above. Any such determination shall be conclusive and binding. This supermajority voting provision does not apply to any transaction which is approved in advance by a majority of the members of the board of directors who are not affiliated with the Interested Shareholder, at a meeting duly called and held.

        The affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders of National Penn are entitled to cast is required to amend or repeal, or to adopt any provision inconsistent with, this provision of National Penn's articles of incorporation.

Shareholder Rights Plan

        National Penn's shareholder rights plan expired by its terms on August 24, 2009.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the anticipated U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary addresses only the U.S. federal income tax considerations relevant to holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets.

        This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

  •
  financial institutions,

  •
  insurance companies,

  •
  real estate investment trusts,

  •
  regulated investment companies,

  •
  grantor trusts,

  •
  dealers or traders in securities or currencies or notional principal contracts,

  •
  tax-exempt entities,

  •
  certain former citizens or long-term residents of the United States,

  •
  persons that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants,

  •
  persons that will hold shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of "synthetic security" or other integrated transaction for U.S. federal income tax purposes,

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or

  •
  U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar.

        Holders of our common stock who are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our common stock, as the U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the common stock may be significantly different than as described below. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any U.S. state or local tax consequences, of the purchase, ownership and disposition of our common stock.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

        This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. Prospective purchasers of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning or disposing of our common stock.

        This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service, or the IRS, or U.S. courts will agree with the tax consequences described in this summary.

U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

  •
  a citizen or individual resident of the United States,

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

Distributions on common stock

        A U.S. Holder that receives a distribution with respect to our common stock, including a constructive distribution, of cash or property, generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and accumulated "earnings and profits," as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated "earnings and profits," such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in our common stock and thereafter as gain from the sale or exchange of common stock. (See "Sale or exchange of common stock" below.) Dividends received on common stock generally will be eligible for the "dividends received deduction" available to corporate U.S. Holders. For taxable years beginning before January 1, 2011, a dividend paid by us generally will be eligible to be taxed at the preferential tax rates applicable to long-term capital gains if the U.S. Holder receiving such dividend is an individual, estate, or trust. A U.S. Holder generally will be eligible for the reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Sale or exchange of common stock

        A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in our common stock. A holder's adjusted tax basis in a share of our common stock generally will equal the holder's purchase price for that share. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one year. Preferential tax rates presently apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are presently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Backup withholding tax and information reporting requirements

        Unless a holder of common stock is a corporation or other exempt recipient, payments to certain holders of common stock of dividends or the proceeds of the sale or other disposition of our common stock that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax, currently at a rate of 28%, if the holder of our common stock fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of common stock under the backup withholding rules is allowable as a credit against such holder's U.S. federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

        A "non-U.S. Holder" means a beneficial owner of our common stock that is not a U.S. Holder.

Dividends

        In the event that we pay dividends, dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury Regulations.

        A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

        Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder;

  •
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.

        An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for U.S. federal income tax purposes.

Information reporting and backup withholding

        We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption from backup withholding.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption from such requirements.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

Recent Legislative Proposals

        The Obama Administration has recently released general explanations of revenue proposals that would limit the ability of non-U.S. investors to claim relief from U.S. withholding tax in respect of dividends paid on the common stock, if such investors hold the common stock through a non-U.S. intermediary that is not a "qualified intermediary." The Administration's proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of dividends paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of common stock effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information program. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor's actual tax liability. The full details of these proposals have not yet been made public, although the Administration's summary of these proposals generally indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration's proposals on their investment in respect of the common stock.

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Sandler O'Neill & Partners, L.P. is acting as representative of the underwriters. We have entered into an underwriting agreement with Sandler O'Neill & Partners, L.P., acting as representative of the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below

Name	Number of Shares
Sandler O'Neill & Partners, L.P.	16,020,000
J.P. Morgan Securities Inc.	5,340,000
Keefe, Bruyette & Woods, Inc.	5,340,000

Total	26,700,000

        The underwriting agreement provides that the underwriters' obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us are true and agreements have been performed;

  •
  there is no material adverse change in the financial markets or in our business; and

  •
  we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are purchased. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters' over-allotment option described below, unless and until such option is exercised.

        Over-Allotment Option.    We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 4,005,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

        Commissions and Expenses.    The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.1494 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.10 per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

        The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

	Per Share	Total Without Over-Allotment Exercise	Total With Full Over- Allotment Exercise
Public offering price	$5.25	$140,175,000	$161,201,250
Underwriting discount	$0.2494	$6,658,980	$7,657,827
Proceeds to us (before expenses)	$5.0006	$133,516,020	$153,543,423

        We estimate that the total expenses of this offering, exclusive of the underwriting discount, will be approximately $400,000, and are payable by us.

        Indemnity.    We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

        Lock-Up Agreement.    We and each of our directors and executive officers, have agreed, for a period of 60 days after the date of this prospectus supplement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any common shares or warrants or other rights to purchase our common shares or other similar securities without, in each case the prior written consent of Sandler O'Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether such transaction would be settled by delivery of common shares or other securities, in cash or otherwise. The 60-day restricted period described above will be automatically extended if (1) during the last 18 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 60-day restricted period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 60-day restricted period, in which case the restricted period will continue to apply until the expiration of the 18-day period beginning on the date on which the earnings release is issued or the material news or material event related to us.

        Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  •
  Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Passive Market Making.    In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The NASDAQ Global Select Market, may engage in passive market making transactions in our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

        Our Relationship with the Underwriters.    Sandler O'Neill & Partners, L.P., J.P. Morgan Securities Inc. and Keefe, Bruyette & Woods, Inc., including some of their affiliates, have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of its businesses, and may have received, and may continue to receive, compensation for such services.

        Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Reed Smith LLP, Philadelphia, Pennsylvania. Certain legal matters relating to the offering will be passed upon for the underwriter by Kilpatrick Stockton LLP, Washington D.C.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated in reliance on the reports of Grant Thornton LLP, independent registered public accountants upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information may be examined without charge at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC file number is 000-22537-01.

        We have "incorporated by reference" into this prospectus supplement and the accompanying prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus supplement and the accompanying prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, unless and until that information is updated and superseded by the information contained in this prospectus supplement and the accompanying prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference as described below will automatically update and supersede any previous information that is part of this prospectus supplement and the accompanying prospectus.

        We incorporate by reference into this prospectus supplement and the accompanying prospectus our documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (which filed documents do not include any portion thereof containing information furnished under either Item 2.02 or 7.01, or any related exhibit, of any Current Report on Form 8-K):

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  our quarterly report on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009;

  •
  our current reports on Form 8-K filed January 8, 2009, February 25, 2009, February 27, 2009, March 5, 2009, March 26, 2009, April 21, 2009, April 24, 2009, May 29, 2009, June 9, 2009, June 12, 2009, July 22, 2009, August 12, 2009, and September 8, 2009 (other than Item 7.01); and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed February 24, 1983, and any amendment or report filed for the purpose of updating such description.

        We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement and the accompanying prospectus incorporates). Requests should be directed to National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512, Attention: Michelle H. Debkowski, Executive Vice President and Corporate Secretary. You may also telephone (610) 369-6461 or email michelle.debkowski@nationalpenn.com.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

SECURITIES WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

        We may offer from time to time common stock, preferred stock, debt securities, depositary shares, securities warrants, stock purchase contracts, or stock purchase units. This prospectus provides a general description of these securities. Specific terms of these securities will be provided in supplements to and/or free writing prospectuses accompanying this prospectus. You should read this prospectus and any supplement and/or free writing prospectus accompanying this prospectus carefully before you invest.

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "NPBC." On November 6, 2008, the closing sale price of National Penn common stock was $15.65 per share.

        Investment in any securities offered by this prospectus involves risk. See "Risk Factors" on page 1 of this prospectus and the risk factors disclosed in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement or free writing prospectus accompanying this prospectus.

        The securities offered hereby are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investment in these securities involves investment risk, including the possible loss of principal.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2008.

        You should rely only on the information contained in or incorporated by reference in this prospectus and in any accompanying prospectus supplement or any free writing prospectus filed by us with the Securities and Exchange Commission and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these or any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the date on the front of each such document.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "National Penn," "we," "us," "our" or similar references mean National Penn Bancshares, Inc. and its subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we or parties acting on our behalf will provide a prospectus supplement and/or free writing prospectus that will contain specific information about the terms of that offering and the securities being sold in that offering. The applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by us or on our behalf, together with additional information described immediately below under the heading "Where You Can Find More Information."

        Any statements in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus concerning the provisions of any document are intended to be summaries. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. We also maintain an Internet site that contains information about us. The address of that site is www.nationalpennbancshares.com. Information contained in our Internet site is not incorporated by reference into this prospectus, and you should not consider information contained in our Internet site as part of this prospectus.

        The SEC allows us to "incorporate by reference" the information contained in the documents we file (SEC File No. 000-22537-01) with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than filings or portions of filings that under applicable SEC rules are furnished instead of filed) we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until this prospectus is no longer deemed effective.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007 filed February 29, 2009, as amended March 4, 2008.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

  •
  Our Current Reports on Form 8-K filed on January 2, 2008, January 4, 2008, January 25, 2008, January 29, 2008, February 1, 2008 (as amended by the Form 8-K/A filed on April 15, 2008), February 29, 2008, March 31, 2008, July 29, 2008, and October 31, 2008.

ii

  •
  The description of National Penn common stock contained in our registration statement on Form 8-A filed February 24, 1983, and any amendment or report filed for the purpose of updating such description.

  •
  The description of National Penn's Shareholder Rights Plan contained in our registration statement on Form 8-A filed September 11, 1989, as amended August 21, 1999.

        Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus or in an applicable prospectus supplement or free writing prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

        We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at the following address: National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512, Attention: Michelle H. Debkowski, Executive Vice President and Corporate Secretary. You may also telephone (610) 369-6461 or email michelle.debkowski@nationalpenn.com.

iii

THE COMPANY

        National Penn Bancshares, Inc. is a registered bank holding company incorporated in Pennsylvania. Our corporate office is located at Philadelphia and Reading Avenues, Boyertown, Pennsylvania 19512, and our telephone number is 1-800-822-3321.

        We are the fifth largest bank holding company based in Pennsylvania. We operate 127 offices: 124 offices in Pennsylvania and one office in Maryland through National Penn Bank and our FirstService Bank, HomeTowne Heritage Bank, KNBT, and Nittany Bank divisions, and two offices in Delaware through our wholly-owned subsidiary, Christiana Bank & Trust Company.

        Our financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, LLC; National Penn Leasing Company; National Penn Insurance Agency, Inc.; Caruso Benefits Group, Inc.; and Higgins Insurance Associates, Inc.

RISK FACTORS

        Investing in any securities offered pursuant to this prospectus involves risk. You should carefully consider the risk factors incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement or free writing prospectus accompanying this prospectus before acquiring any of such securities.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated herein by reference, contain various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These forward-looking statements often can be, but are not always, identified by the use of words such as "assume," "expect," "intend," "plan," "project," "believe," "estimate," "predict," "anticipate," "may," "might," "should," "could," "goal," "potential" and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, and our actual results could differ materially from our projected results. Please see our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus for a further discussion of these and other risks and uncertainties applicable to our business. We are not able to predict all the factors that may affect future results. Forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES
AND TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Fiscal Year Ended December, 31,					Quarter Ended September 30,
	2003	2004	2005	2006	2007	2007	2008
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.26	3.57	3.22	2.93	2.42	2.47	2.56
Including interest on deposits	1.78	1.98	1.80	1.55	1.45	1.46	1.53
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	3.26	3.57	3.22	2.93	2.42	2.47	2.56
Including interest on deposits	1.78	1.98	1.80	1.55	1.45	1.46	1.53
  •
  The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes and effects of discontinued operations, net of tax) + (fixed charges) (fixed charges)
  •
  The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

(income before income taxes and effects of discontinued operations, net of tax) + (fixed charges) (fixed charges) + (pretax earnings required to cover preferred stock dividends)
  •
  Pretax earnings required to cover preferred stock dividends are calculated as follows:

preferred stock dividends 1 - (our effective income tax rate)

        Fixed charges, excluding interest on deposits, consist of:

  •
  interest on short-term borrowings,

  •
  interest on long-term debt, and

  •
  one-third of net rental expense, which we believe is representative of the interest factor.

Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

DESCRIPTION OF CAPITAL STOCK

        This section describes the general terms of our common and preferred stock. A prospectus supplement and/or free writing prospectus may provide information that is different from this prospectus. If the information in the prospectus supplement and/or free writing prospectus with respect to our capital stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement and/or free writing prospectus. A copy of our amended articles of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Our capital stock and the rights of the holders of our capital stock are subject to the applicable provisions of the Pennsylvania law, our amended articles of incorporation, and our amended bylaws.

        The authorized capital stock of National Penn consists of 100,000,000 shares of common stock with no par value and 1,000,000 shares of preferred stock with no par value. As of November 4, 2008, there were 80,070,260 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. We have no options, warrants or other rights authorized, issued or outstanding other than as described herein under "Shareholder Rights Plan" and options and rights granted under our various stock compensation and dividend reinvestment plans.

Common Stock

  Dividends

        The holders of our common stock share ratably in dividends when, as and if declared by our board of directors from legally available funds. Declaration and payment of cash dividends depends upon cash dividend payments to it by our direct and indirect subsidiaries, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from its subsidiaries. Accordingly, the right of National Penn, and consequently the right of creditors and shareholders of National Penn, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of National Penn in its capacity as a creditor may be recognized.

  Voting Rights

        Until we issue any preferred stock with voting rights, the holders of shares of common stock have exclusive voting rights. Each holder of shares of common stock has one vote for each share held. Shareholders cannot cumulate votes in the election of directors.

        National Penn common stock currently trades on the Nasdaq Global Select Market of the Nasdaq Stock Market LLC. Under the Nasdaq Stock Market's rules, shareholder approval is required for the issuance of shares of our common stock or securities convertible into or exercisable for our common stock, if the issuance of such securities:

  •
  is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

  •
  is in connection with the acquisition of a company in which a director, officer of substantial shareholder has a 5% or greater interest, and the issuance of the securities could result in an increase in our outstanding common stock or voting power of 5% or more;

  •
  is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of our common stock, or have 20% or more of the voting power, outstanding before issuance; or

  •
  would result in a change in control.

        Under the Nasdaq Stock Market's rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other National Penn securities holders or employees may participate.

  Pre-Emptive Rights, Redemption

        Holders of our common stock do not have pre-emptive rights to acquire any additional shares of National Penn common stock. Our common stock is not subject to redemption.

  Liquidation Rights

        In the event of our liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of National Penn common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of National Penn preferred stock.

Preferred Stock

        Our board of directors is authorized to issue shares of National Penn preferred stock without shareholder approval. Our board of directors will determine the rights, qualifications, limitations and restrictions of each series of National Penn preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of National Penn common stock. Shares of preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the common stock, and may be convertible into common stock. We have provided for the issuance of Series A junior participating preferred stock under our shareholder rights plan described below.

        If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

        The following description of our preferred stock, and any description of our preferred stock in a prospectus supplement and/or free writing prospectus is subject to, and qualified in its entirety by reference to, the Pennsylvania Business Corporation Law, and the actual terms and provisions contained in our articles of incorporation and bylaws, each as amended from time to time.

  Terms

        Unless provided in a supplement to this prospectus and/or free writing prospectus, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement and/or free writing prospectus offering our preferred stock will furnish the following information with respect to the preferred stock offered:

  •
  number of shares of preferred stock to be issued and the offering price of the preferred stock;

  •
  the title and stated value of the preferred stock;

  •
  dividend rights;

  •
  dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

  •
  the date from which distributions on the preferred stock shall accumulate, if applicable;

  •
  right to convert the preferred stock into a different type of security;

  •
  voting rights attributable to the preferred stock;

  •
  rights and preferences upon our liquidation or winding up of our affairs;

  •
  terms of redemption;

  •
  the procedures for any auction and remarketing, if any, for the preferred stock;

  •
  the provisions for a sinking fund, if any, for the preferred stock;

  •
  any listing of the preferred stock on any securities exchange;

  •
  the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

  •
  a discussion of federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

  •
  any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

  Rank

        Unless otherwise indicated in the applicable supplement to this prospectus and/or free writing prospectus, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

  •
  senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;

  •
  on a parity with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity with the preferred stock; and

  •
  junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

  Distributions

        Subject to any preferential rights of any outstanding stock or series of stock, our preferred stockholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

  Voting Rights

        Unless otherwise indicated in the applicable supplement to this prospectus and/or free writing prospectus, holders of our preferred stock will not have any voting rights.

  Liquidation Preference

        Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security shall share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

  Conversion Rights

        The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus and/or free writing prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

  Redemption

        If so provided in the applicable supplement to this prospectus and/or free writing prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus and/or free writing prospectus.

Capital Trust Securities

        We have established five statutory business trusts: NPB Capital Trust II, NPB Capital Trust III, NPB Capital Trust IV, NPB Capital Trust V, and NPB Capital Trust VI. In each case, we own all the common capital securities of the trust. These trusts issued preferred capital securities to investors and invested the proceeds in National Penn through the purchase of junior subordinated debentures issued by us. These debentures are the sole assets of the trusts.

  •
  The $65.206 million of debentures issued to NPB Capital Trust II on August 20, 2002 mature on September 30, 2032, and bear interest at the annual fixed rate of 7.85%.

  •
  The $20.619 million of debentures issued to NPB Capital Trust III on February 20, 2004 mature on April 23, 2034, and bear interest at a floating rate (three month LIBOR plus a margin of 2.75%).

  •
  The $20.619 million of debentures issued to NPB Capital Trust IV on March 25, 2004 mature on April 7, 2034, and bear interest at a floating rate (three month LIBOR plus a margin of 2.75%).

  •
  The $20.619 million of debentures issued to NPB Capital Trust V on April 7, 2004 mature on April 7, 2034, and bear interest at a floating rate (three month LIBOR plus a margin of 2.75%).

  •
  The $15.464 million of debentures issued to NPB Capital Trust VI on January 19, 2006 mature on March 15, 2036, and bear interest at a floating rate (three month LIBOR plus a margin of 1.38%).

        The trust preferred securities of NPB Capital Trust II are reported on the Global Select Market of the Nasdaq Stock Market LLC under the symbol "NPBCO".

        Based on current interpretations of the banking regulators, all the foregoing junior subordinated debentures qualify under the risk-based capital guidelines of the Federal Reserve as Tier 1 capital, subject to certain limitations. In each case, the debentures are callable by National Penn, subject to any required regulatory approvals, at par, in whole or in part, at any time after five years. In each case, our obligations under the junior subordinated debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trusts under the preferred securities.

Shareholder Rights Plan

        We maintain a shareholder rights plan designed to protect shareholders from attempts to acquire control of National Penn at an inadequate price. Under this plan, each outstanding share of National Penn common stock has attached to it one right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an initial price of $145, subject to adjustment from time to time, as provided in the plan. These rights are not currently exercisable or transferable, and no separate certificates evidencing these rights will be distributed, unless certain events occur.

        The rights become exercisable to purchase shares of the Series A preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for shares of common stock with 19.9% or more of total voting power. The rights also become exercisable if a person or group who has become a beneficial owner of shares of common stock equal to 4.9% of the total shares outstanding or with 4.9% of total voting power is declared by our board of directors to be an "adverse person," as defined in the shareholder rights plan.

        After the rights become exercisable, under certain circumstances, the rights (other than any rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either shares of common stock or the common stock of the potential acquirer, instead of the Series A preferred stock, at a substantially reduced price.

        We generally are entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the rights have become non-redeemable, our board can extend the redemption period. The rights are not redeemable following an "adverse person" determination.

Anti-Takeover Charter and Pennsylvania Law Provisions

        Our articles of incorporation and bylaws, each as amended, contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of National Penn. These provisions:

  •
  empower our board of directors, without shareholder approval, to issue shares of preferred stock the terms of which, including voting power, are set by our board;

  •
  divide our board of directors into three classes serving staggered three-year terms;

  •
  restrict the ability of shareholders to remove directors;

  •
  require that shares with at least 80% of total voting power approve a merger or other similar transaction with a person or entity holding stock with more than 5% of National Penn's total voting power, if the transaction is not approved, in advance, by our board of directors;

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  do not permit shareholders' actions without a meeting;

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  require that shares with at least 80%, 67%, or a majority, of total voting power approve the repeal or amendment of certain provisions of our articles of incorporation;

  •
  eliminate cumulative voting in the election of directors; and

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  require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

        The Pennsylvania Business Corporation Law also contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of National Penn. These provisions, among other things:

  •
  require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

  •
  prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power;

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  prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights;

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  require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months;

  •
  expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

  •
  provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

  •
  provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

  •
  provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  •
  provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

        The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

  •
  redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

  •
  render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

  •
  act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute them.

        This prospectus summarizes the material provisions of the indenture and the debt securities that we may issue under an indenture. This summary may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

        When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus and/or free writing prospectus. We will also indicate in the supplement and/or free writing prospectus whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable supplement and/or free writing prospectus.

Terms

        The prospectus supplement and/or free writing prospectus will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

  •
  the title and form of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

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  the person to whom any interest on a debt security of the series will be paid;

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  the date or dates on which we must repay the principal;

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  the rate or rates at which the debt securities will bear interest;

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  the date or dates from which interest will accrue, and the dates on which we must pay interest;

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  the place or places where we must pay the principal and any premium or interest on the debt securities;

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  the terms and conditions on which we may redeem any debt security, if at all;

  •
  any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

  •
  the denominations in which we may issue the debt securities;

  •
  the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

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  the currency in which we will pay the principal of and any premium or interest on the debt securities;

  •
  the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

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  the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

  •
  if applicable, that the debt securities are defeasible and the terms of such defeasance;

  •
  if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

  •
  whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

  •
  the subordination provisions that will apply to any subordinated debt securities;

  •
  any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

  •
  any addition to or change in the covenants in the indentures; and

  •
  any other terms of the debt securities not inconsistent with the applicable indentures.

        We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

        The prospectus supplement and/or free writing prospectus will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement and/or free writing prospectus will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

        The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

        If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange, and Transfer

        We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement and/or free writing prospectus provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

        Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

        If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

        The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

        No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

  •
  the depositary is unwilling or unable to continue as depositary; or

  •
  the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

        The depositary will determine how all securities issued in exchange for a global security will be registered.

        As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

        Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

        The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

        We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

        We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement and/or free writing prospectus indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

        Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement and/or free writing prospectus. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

        The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, and Sale of Assets

        Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

  •
  the successor assumes our obligations under the debt securities and the indentures; and

  •
  we meet the other conditions described in the indentures.

Events of Default

        Each of the following will constitute an event of default under each indenture:

  •
  failure to pay the principal of or any premium on any debt security when due;

  •
  failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

  •
  failure to deposit any sinking fund payment when due;

  •
  failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

  •
  events of bankruptcy, insolvency or reorganization; and

  •
  any other event of default specified in the prospectus supplement.

        If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

        Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

  •
  the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

  •
  the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

        We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

  •
  to fix any ambiguity, defect or inconsistency in the indenture; and

  •
  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

        In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of the series of notes;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

  •
  reducing the percentage of debt securities the holders of which are required to consent to any amendment.

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent.

        Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

        To the extent stated in the prospectus supplement and/or free writing prospectus, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

  •
  to maintain a registrar and paying agents and hold monies for payment in trust;

  •
  to register the transfer or exchange of the notes; and

  •
  to replace mutilated, destroyed, lost or stolen notes.

        In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

        We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

        To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

  •
  no event of default shall have occurred or be continuing;

  •
  in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

  •
  in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

  •
  we satisfy other customary conditions precedent described in the applicable indenture.

Notices

        We will mail notices to holders of debt securities as indicated in the prospectus supplement and/or free writing prospectus.

Title

        We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

        We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

        The applicable prospectus supplement and/or free writing prospectus will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement and/or free writing prospectus, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement and/or free writing prospectus also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

General

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000, as depositary, which we refer to as the preferred stock depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of a series of preferred stock, we will deposit those shares with the preferred stock depositary, which will then issue and deliver the depositary receipts to the purchasers.

        Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

        If we make a distribution other than in cash, the preferred stock depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

        The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

Conversion and Exchange

        If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement and/or free writing prospectus will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting

        Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares

        Depositary shares will be redeemed from any proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depositary.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement

        We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares or all of the depositary shares have been redeemed.

Charges of Preferred Stock Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depositary in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares.

        However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depositary

        The preferred stock depositary's corporate trust office will be set forth in the applicable prospectus supplement and/or free writing prospectus relating to a series of depositary shares. The preferred stock depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depositary

        The preferred stock depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Reports to Holders

        We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, and it will forward those reports and communications to the holders of depositary shares. Upon request, the preferred stock depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depositary that such inspection is for a proper purpose reasonably related to such person's interest as an owner of depositary shares evidenced by the receipts.

DESCRIPTION OF SECURITIES WARRANTS

        We may issue securities warrants from time to time in one or more series for the purchase of our common stock, debt securities or preferred stock or any combination of those securities. Securities warrants may be issued independently or together with any shares of common stock, debt securities or shares of preferred stock offered by any prospectus supplement and/or free writing prospectus and may be attached to or separate from these shares of common stock, debt securities or shares of preferred stock. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent or any other bank or trust company specified in the related prospectus supplement and/or free writing prospectus relating to the particular issue of securities warrants. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants. The specific terms of a series of securities warrants will be described in the applicable prospectus supplement and/or free writing prospectus relating to that series of securities warrants along with any general provisions applicable to that series of warrants. The following description of the warrants, and any description of the securities warrants in a prospectus supplement and/or free writing prospectus, is a summary. This summary description is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file or incorporate by reference as an exhibit to the registration statement of which this prospectus forms a part at or prior to the time of the sale of the securities warrants.

Terms

        If securities warrants are offered by us, the prospectus supplement and/or free writing prospectus will describe the terms of the securities warrants, including the following if applicable to the particular offering:

  •
  the title of the warrants;

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  the total number of warrants;

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  the price or prices at which the warrants will be issued and sold;

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  the currency, currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

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  the number of shares of common stock purchasable upon exercise of the securities warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

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  the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the warrants and the price at which the debt securities may be purchased upon such exercise;

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  the designation and terms of the debt securities or preferred stock with which the securities warrants are issued and the number of securities warrants issued with each debt security or share of preferred stock;

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  the date on and after which the securities warrants and the related common stock, debt securities or preferred stock will be separately transferable;

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  if applicable, the date on which the right to exercise the securities warrants shall commence and the date on which this right shall expire;

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  whether the securities warrants will be issued in registered or bearer form;

  •
  if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

  •
  any other terms of the securities warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        Securities warrants may be exchanged for new securities warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their securities warrants, holders of securities warrants will not have any of the rights of holders of shares of common stock, the debt securities or shares of preferred stock purchasable upon exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Securities Warrants

        Each securities warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of common stock or preferred stock at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to those securities warrant. Securities warrants may be exercised at the times set forth in the prospectus supplement relating to such securities warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised securities warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement and/or free writing prospectus relating thereto, securities warrants may be exercised by delivery to the warrant agent of the certificate evidencing the securities warrants properly completed and duly executed and of payment as provided in the prospectus supplement and/or free writing prospectus of the amount required to purchase the debt securities or shares of common stock or preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement and/or free writing prospectus relating to the securities warrants. Upon receipt of the payment and the certificate representing the securities warrants to be exercised properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement and/or free writing prospectus, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock purchasable upon such exercise. If fewer than all of the securities warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of securities warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS

        We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common or preferred stock and the number of shares of common or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

        The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

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  our debt securities;

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  our preferred stock; or

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  debt obligations of third parties, including U.S. Treasury securities.

        These securities or third party debt obligations would secure the holders' obligations to purchase the common or preferred stock under the stock purchase contracts.

        The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances we may deliver newly issued, prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing the holder's obligations under the original stock purchase contract.

        The applicable prospectus supplement and/or free writing prospectus will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement and/or free writing prospectus will be a summary and reference will be made to the stock purchase contracts, any collateral and depositary arrangements relating to the stock purchase contracts or stock purchase units; and, if applicable the prepaid securities. Material U.S. federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting of National Penn Bancshares, Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The financial statements of KNBT Bancorp, Inc. and subsidiaries incorporated by reference from the Current Report on Form 8-K/A of National Penn Bancshares, Inc. filed with the Securities and Exchange Commission on April 15, 2008, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

        In connection with particular offerings of securities in the future, the validity of those securities, will be opined upon for National Penn by the law firm of Reed Smith LLP, or others named in the applicable prospectus supplement, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

26,700,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Co-Managers

J.P. M O R G A N	K E E F E, B R U Y E T T E & W O O D S

September 9, 2009